Filed Pursuant to Rule 433
Registration Statement No. 333-180488

BANK OF AMERICA CORPORATION

MEDIUM-TERM NOTES, SERIES L

$2,500,000,000

4.000% SUBORDINATED NOTES, DUE JANUARY 2025

FINAL TERM SHEET

Dated January 16, 2015

Issuer:	Bank of America Corporation
Ratings of this Series:	Baa3 (Moody’s)/BBB+ (S&P)/BBB+ (Fitch)
Title of the Series:	4.000% Subordinated Notes, due January 2025
Aggregate Principal Amount Initially Being Issued:	$2,500,000,000
Issue Price:	99.397%
Trade Date:	January 16, 2015
Settlement Date:	January 22, 2015 (T+3)
Maturity Date:	January 22, 2025
Ranking:	Subordinated
Minimum Denominations:	$2,000 and multiples of $1,000 in excess of $2,000
Day Count Fraction:	30/360
Interest Rate:	4.000% per annum
Interest Payment Dates:	January 22 and July 22 of each year, beginning July 22, 2015, subject to following business day convention (unadjusted).
Interest Periods:	Semi-annual. The initial Interest Period will be the period from, and including, the Settlement Date to, but excluding, July 22, 2015, the initial Interest Payment Date. The subsequent Interest Periods will be the periods from, and including, the applicable Interest Payment Date to, but excluding, the next Interest Payment Date or the Maturity Date, as applicable.
Treasury Benchmark:	10 year U.S. Treasury, due November 15, 2024
Treasury Yield:	1.824%
Treasury Benchmark Price:	103-26
Spread to Treasury Benchmark:	+225 bps
Reoffer Yield:	4.074%
Optional Redemption:	None
Listing:	None
Lead Manager and Sole Book-Runner:	Merrill Lynch, Pierce, Fenner & Smith Incorporated
Senior Co-Managers:

ABN AMRO Securities (USA) LLC

ANZ Securities, Inc.

Banca IMI S.p.A.

BBVA Securities Inc.

BMO Capital Markets Corp.

Capital One Securities, Inc.

Comerica Securities, Inc.

Commerz Markets LLC

Credit Agricole Securities (USA) Inc.

Deutsche Bank Securities Inc.

ING Financial Markets LLC

Lloyds Securities Inc.

Mitsubishi UFJ Securities (USA), Inc.

Mizuho Securities USA Inc.

nabSecurities, LLC

Natixis Securities Americas LLC

RBS Securities Inc.

Santander Investment Securities Inc.

Scotia Capital (USA) Inc.

Standard Chartered Bank

UniCredit Capital Markets LLC

Junior Co-Managers:	Loop Capital Markets, LLC Mischler Financial Group, Inc. Samuel A. Ramirez & Company, Inc. The Williams Capital Group, L.P.
CUSIP:	06051GFM6
ISIN:	US06051GFM69

Bank of America Corporation (the “Issuer”) has filed a registration statement (including a pricing supplement, a prospectus supplement, and a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read those documents and the other documents that the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the lead manager will arrange to send you the pricing supplement, the prospectus supplement, and the prospectus if you request them by contacting Merrill Lynch, Pierce, Fenner & Smith Incorporated, toll free at 1-800-294-1322. You may also request copies by e-mail from fixedincomeir@bankofamerica.com or dg.prospectus_requests@baml.com.

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